       As filed with the Securities and Exchange Commission on February 10, 1998
                                                       Registration No. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                 -------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                                 -------------------

                                    MAGNETEK, INC.
                (Exact Name of Registrant as Specified in Its Charter)

                                 -------------------

             DELAWARE                                     95-3917584
   (State or Other Jurisdiction of                    (I.R.S. Employer
  Incorporation or Organization)                      Identification No.)

                                 -------------------

                                 26 Century Boulevard
                             Nashville, Tennessee  37214
                                    (615) 316-5100
       (Address, Including Zip Code, and Telephone Number, Including Area Code,
                     of Registrant's Principal Executive Offices)

                                 -------------------

                         MAGNETEK, INC. AMENDED AND RESTATED
                  DIRECTOR COMPENSATION AND DEFERRAL INVESTMENT PLAN
                               (Full title of the plan)

                                 -------------------

                                Samuel A. Miley, Esq.
                    Vice President, General Counsel and Secretary
                                    MAGNETEK, INC.
                                 26 Century Boulevard
                             Nashville, Tennessee  37214
                                    (615) 316-5100
              (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Agent for Service)

                                 -------------------

                           CALCULATION OF REGISTRATION FEE

 ---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
   Title of Securities     Amount to    Proposed Maximum    Proposed Maximum     Amount of
   to be Registered     be Registered   Offering Price per       Aggregate     Registration
                                             Share(1)       Offering Price(1)       Fee
---------------------------------------------------------------------------------------------
     Common Stock         250,000(2)    $18.66 per share       $4,665,000          $1,609
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

1 Estimated in accordance with Rule 457(h) and Rule 457(c) solely for purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock of the Company on the New York Stock Exchange on February 3, 1998.

2 Includes 250,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between MagneTek, Inc. and the Bank of New York, as Rights Agent.

                                   EXPLANATORY NOTE

          This Registration Statement is being filed by MagneTek, Inc. ("MagneTek" or the "Company") in order to register 250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), including 250,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between MagneTek, Inc. and the Bank of New York, as Rights Agent, which have been reserved for issuance under the MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan (the "Director Compensation Plan"). Any additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Director Compensation Plan in the event of certain changes in the outstanding shares of Common Stock of MagneTek, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered. The Director Compensation Plan provides that the maximum number of shares which may be issued, in lieu of cash, as payment of directors' fees will not exceed 250,000 shares, subject to adjustments as described above.

          The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Director Compensation Plan of MagneTek by the participating directors who may be considered affiliates of MagneTek, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS
                                    MAGNETEK, INC.
                                     COMMON STOCK
                                   ($.01 par VALUE)
                                    250,000 SHARES

          This Prospectus relates to 250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of MagneTek, Inc. ("MagneTek" or the "Company"), including 250,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between MagneTek, Inc. and the Bank of New York, as Rights Agent, which have previously been issued or may in the future be issued pursuant to awards granted to date under the Company's Amended and Restated Director Compensation and Deferral Investment Plan (the "Director Compensation Plan") to, and which may be offered for resale from time to time by, certain directors of the Company named in Annex I hereto (the "Selling Stockholders") in lieu of cash payment of directors' fees.

          The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

          SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

          The Common Stock is listed on the New York Stock Exchange
(Symbol: MAG).

                           --------------------------------

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                   SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                     EXCHANGE COMMISSION OR ANY STATE SECURITIES
                         COMMISSION PASSED UPON THE ACCURACY
                         OR ADEQUACY OF THIS PROSPECTUS.  ANY
                          REPRESENTATION TO THE CONTRARY IS
                                  A CRIMINAL OFFENSE

                           --------------------------------

                  The date of this Prospectus is February 10, 1998.

                                AVAILABLE INFORMATION

          The Company has filed a Registration Statement on Form S-8 relating to the Director Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.
Electronic filings made through the Commission's Electronic Data Gathering, Analysis, and Retrieval System are also publicly available through the Commission's World Wide Web site at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, and the reports, proxy and information statements and other information filed by the Company with the New York Stock Exchange can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

          (2) The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997; and

          (3) The description of the Common Stock contained in the Company's Registration Statements on Form 8-A filed April 21, 1989 and March 14, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to MagneTek, Inc., Attention: General Counsel, 26 Century Boulevard, Nashville, Tennessee, 37214, telephone number (615) 316-5100.

                                     THE COMPANY

          MagneTek, which was organized in 1984, manufactures and markets a diverse group of electrical equipment products. The Company's principal executive offices are located at 26 Century Boulevard, Nashville, Tennessee, 37214, and its telephone number is (615) 316-5100. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (which is incorporated herein by reference).

                                     RISK FACTORS

          Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus, the following information before purchasing the Securities offered hereby:

LEVERAGE

          As of September 30, 1997, the Company had long-term debt, including current portion, of approximately $211 million. This leverage increases the Company's sensitivity to fluctuations in operating income and interest rates.

                                 SELLING STOCKHOLDERS

          The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over two years), (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                                   USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                                 PLAN OF DISTRIBUTION

          Sales of the Securities offered hereby may be made on the New York Stock Exchange or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses that may be incurred by a Selling Stockholder will be borne by such stockholder.

          The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

          There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                       INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the Common Stock has been passed upon for the Company by Samuel A. Miley, its Vice President, General Counsel and Secretary.
Mr. Miley owns 3,800 shares of Common Stock and options to purchase 82,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the MagneTek FlexCare Plus Retirement Savings Plan or the MagneTek Deferral Investment Plan.

                                       ANNEX I

                                                 Shares of Common               Shares to be Beneficially
                                                Stock Beneficially              Owned upon Completion of
                                                   Owned as of      Shares          Offering(1)(3)
                      Relationship to Company     December 31,      Offered   --------------------------
Selling Stockholder   During Last Three Years        1997(1)        Hereby(2)   Number          Percent
-------------------- ------------------------- ------------------ ----------- ---------       ----------
Thomas G. Boren      Director since 10/97              4,194          194        4,000           *
Dewain K. Cross      Director since 11/94            102,758          958      101,800           *
Paul J. Kofmehl      Director since 11/90             85,071        1,071       84,000           *
Marguerite W. Sallee Director since 1/95              28,226          226       28,000           *
Robert E. Wycoff     Director since 1/96              20,196        1,196       19,000           *

   -----------------------

*    Less than one percent.

(1) Assumes that all options to acquire shares are exercisable within 60 days, although unvested options actually vest over two years. Includes, for certain Selling Stockholders, shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership.

(2)  Assumes that all options to acquire shares are exercisable immediately.

(3) Assumes that all outstanding options are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.


                                   Annex 1 - Page 1

                                       PART II

                    INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents heretofore filed by MagneTek, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are by this reference incorporated in and made a part of this Registration Statement:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

          (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997; and

          (3) The description of the Common Stock contained in the Company's Registration Statements on Form 8-A filed April 21, 1989 and March 14, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          The validity of the Common Stock has been passed upon for the Company by Samuel A. Miley, its Vice President, General Counsel and Secretary.
Mr. Miley owns 3,800 shares of Common Stock and options to purchase 82,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the MagneTek FlexCare Plus Retirement Savings Plan or the MagneTek Deferral Investment Plan.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III,
Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III,
Section 13 of the Company's Bylaws (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995), which is incorporated by reference herein).

          In general, any officer, director, employee or agent may be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in a manner he believed to be in the Company's best interest and not unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith, in a manner he believed to have been in the Company's best interest and must have been adjudged liable for negligence or misconduct.

          Indemnification shall be granted by the Company if the Board of Directors or the stockholders of the Company determine in good faith, or independent legal counsel for the Company opines in writing, that the standards for indemnification have been met. A successful defense is deemed conclusive evidence of a person's right to be indemnified against expenses.

          The Company may advance funds to pay the expenses of any person involved in such action provided that the Company receives an undertaking that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification.

          Indemnification may also be granted pursuant to provisions of Bylaws which may be adopted in the future, pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or disinterested directors. The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Company to purchase and maintain insurance which protects its officers, directors, employees and agents against any liabilities incurred in connection with their services in such a position. Such an insurance policy has been obtained by the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          The Exhibit Index appears on page II-7.

ITEM 9.        UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, as of the 10th day of February, 1998.

                                                  MAGNETEK, INC.

                                     By:
                                        ----------------------------------------
                                                  Ronald N. Hoge
                                        President and Chief Executive Officer

                                  POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Ronald N. Hoge and Samuel A. Miley his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.

      Signature                   Title                        Date
      ---------                   -----                        ----
                         Chairman of the Board           February 10, 1998
------------------------
   Andrew G. Galef

                         President, Chief Executive
------------------------ Officer and Director
   Ronald N. Hoge        (Principal Executive Officer)   February 10, 1998


                         Director                        February 10, 1998
------------------------
   Thomas G. Boren

                         Director                        February 10, 1998
------------------------
Dewain K. Cross


                         Director                        February 10, 1998
------------------------
Paul J. Kofmehl


                         Director                        February 10, 1998
------------------------
Marguerite W. Sallee


                         Director                        February 10, 1998
------------------------
Robert E. Wycoff


                         Senior Vice President and       February 10, 1998
------------------------ Chief Financial Officer
David P. Reiland         (Principal Financial Officer)


                         Vice President and Controller   February 10, 1998
------------------------ (Principal Accounting Officer)
Thomas R. Kmak

                                    EXHIBIT INDEX


   Exhibit No.                             Description
--------------------------------------------------------------------------------

4.1 MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan.

4.2       Restated Certificate of Incorporation of the Company, filed
          November 21, 1989 (previously filed with the Registration Statement on Form S-3 filed on August 1, 1991 ( File No. 33-41854) and incorporated herein by this reference).

4.3 By-laws of the Company, as amended and restated (previously filed with the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1995 and incorporated herein by this reference).

5         Opinion of Samuel A. Miley, Esq.

23.1      Consent of Ernst & Young LLP.

23.2      Consent of Samuel A. Miley, Esq. (included in Exhibit 5).

24        Power of Attorney (included on Signature Pages).